Exhibit 16.1

March 28, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Knight Transportation Inc.’s Form 8-K dated March 23, 2011, and have the following comments:

1.	We agree with the statements made in the first and second sentences of the first paragraph and the second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the third and fourth sentences of the first paragraph or the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Phoenix, Arizona

Return to Form 8-K